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                                  Exhibit 99.1

                      AGREEMENT OF PAYMENT AND SATISFACTION

     This Agreement is made as of the 26th day of February, 1997, between RESPONSE ONCOLOGY, INC., a Tennessee corporation ("Response") and SEAFIELD CAPITAL CORPORATION, a Missouri corporation ("Seafield").

     WHEREAS, Response and Seafield previously entered into that certain Loan Agreement dated as of October 4, 1996 (the "Loan Agreement") pursuant to which Seafield agreed to loan to Response up to $23,500,000, with the indebtedness created as a result of said loan being evidenced by that certain Adjustable Rate Convertible Note, No. 1996A-1, dated October 4, 1996, in the principal amount of $23,500,000 (the "Note"); and

     WHEREAS, on the date hereof, the outstanding principal of the Note is $23,500,000; and

     WHEREAS, on the date hereof, the accrued interest on the Note is $664,287.66; and

     WHEREAS, the parties have agreed that Response will pay and discharge the principal of and the accrued interest on the Note and will satisfy its other obligations under the Loan Agreement through the issuance to Seafield of a number of shares of Response common stock, par value $.01 per share ("Stock") determined by dividing $8 into the aggregate of the principal of the Note as of the Closing Date (the "Principal Amount") and the accrued interest on the Note as of the Closing Date (the "Accrued Interest");

     NOW, THEREFORE, in consideration of the premises, the mutual promises herein contained and for other good and valuable consideration the receipt whereof is hereby acknowledged, the parties agree as follows:

     1. Stock Issuance. On the Closing Date, Response shall pay and discharge the Note by issuing to Seafield a number of shares of Stock determined by dividing the aggregate of the Principal Amount and the Accrued Interest by $8. Simultaneously therewith, Response shall cause to be delivered to Seafield a certificate evidencing said number of shares of Stock, which shares shall be duly authorized, validly issued and outstanding, fully paid and nonassessable. Said certificate shall contain no legends or other indications of restrictions on transfer other than a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THE CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD
     OR OTHERWISE TRANSFERRED IN THE ABSENCE OF EFFECTIVE REGISTRATION STATEMENTS UNDER SUCH ACT AND LAWS OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

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     2.   Cancellation of the Note.  Upon issuance and delivery to Seafield of the shares of Stock provided for in Section 1 immediately above (the "Shares"),
the Note shall have been paid in full.   Thereupon, Seafield shall mark the Note
"Canceled - Paid in Full" and shall return it to Response.

     3. Termination of the Loan Agreement. Also upon issuance and delivery to Seafield of the Shares, the Loan Agreement and all of the rights and obligations of Response and Seafield thereunder shall be canceled, terminated and of no further force or effect.

     4. Closing Date. The Closing Date shall be February 26, 1997, subject to satisfaction of all conditions to closing set forth in Section 7 below.

     5. Registration Rights. The terms and provisions of Section 5.1 of that certain Security Purchase Agreement dated September 26, 1990 between Response and Seafield, as amended (the "Securities Purchase Agreement"), shall apply to Seafield and Response with respect to all shares of Stock owned by Seafield from time to time, including without limitation all the Shares issued pursuant to
Section 1 hereof. To that end, the term "Shares" as used in said Section 5.1 shall hereafter include any and all shares of Response's common stock par value $0.01, whether acquired pursuant to the aforementioned Security Purchase Agreement, or thereafter and whether constituting Shares for purposes of this Agreement or otherwise. Nothing in this Section 5 shall serve to restrict or narrow any registration rights heretofore granted by Response to Seafield with respect to shares of Response's Stock.

     6.   Representations, Etc..

          (a) Seafield represents that it has knowledge and experience in financial and business matters generally and that it has had access to Response's records, operational affairs and other matters continually since October, 1990 as a result of the fact that Seafield officers have been members of Response's Board of Directors since that date. Accordingly, Seafield is capable of evaluating the merits and risks of its purchase of the Shares and is able to bear the economic risks of said investment. The Shares are being acquired by Seafield solely for Seafield's own account and with no present intention of making public distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act") other than pursuant to a registration statement declared









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effective by the Securities and Exchange Commission.  Seafield is aware that none of the Shares have been registered under the Securities Act or any state securities law and that, accordingly, the Shares must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.

          (b) Seafield agrees that the provisions of Section 2.7 ("Transfer") of the Securities Purchase Agreement shall apply to the Shares.

          (c) Response represents that Seafield's acquisition of the Shares on the terms herein set forth has been approved by Response's Board of Directors; that the Seafield representatives on the Board of Directors did not participate in or vote upon such approval; that the Tennessee Business Combination Act as such term is defined in Chapter 35 of the Tennessee Business Corporation Act (the "Corporation Act") is not applicable to Seafield; and that the Tennessee Control Share Acquisition Act as such term is defined in Chapter 35 of the Corporation Act, is not applicable to Response nor to Seafield with respect to the Shares.

     7. Conditions to Closing. The obligations of Seafield hereunder, and, specifically, the payment, satisfaction and cancellation of the Note in consideration of the receipt by Seafield of the Shares are subject to each and every one of the following:

          (a) The accuracy of and compliance with, as of the Closing Date, the representations, warranties and agreements herein contained;

          (b) The delivery to Seafield of an opinion of Response's counsel to the effect that, among other things, the Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable, which opinion shall be in form reasonably acceptable to Seafield; and

          (c) Response shall have taken all actions, including without limitation the furnishing of notification under NASD Rule 4310(c)(17), and shall pay all fees and expenses necessary, to cause the Shares to be included in and eligible for trading on, and the Shares shall be included in and eligible for trading on, the NASDAQ National Market.

     8.   Binding Effect; Inurement; Assignment.

          (a) This Agreement and all of its terms and provisions will be binding upon and shall inure to the benefit of Response and Seafield and their respective successors and assigns. Response acknowledges and agrees that the rights and privileges afforded Seafield in this Agreement, including without limitation, those rights and privileges referred to in Section 5 hereof, are held, owned and possessed by Seafield, and all obligations of Response under or pursuant to the Securities Purchase Agreement as amended, including those contained in Section 5.1 of the Securities Purchase Agreement,
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inure to the benefit of Seafield and its successors and assigns, notwithstanding
(or as a result of) the previous assignment by Seafield to its then wholly-owned subsidiary Dakota Ventures, Inc., of Seafield's rights and privileges under the Securities Purchase Agreement and the subsequent merger of that subsidiary into Seafield.

          (b) Seafield may assign its rights and privileges under this Agreement to an entity which at the time of such assignment constitutes a wholly-owned subsidiary of Seafield if simultaneously with such assignment there are transferred to said subsidiaries some or all of the shares of Stock previously owned or as a consequence of this Agreement acquired by Seafield. Notwithstanding Seafield's assignment of such rights and privileges to a wholly-owned subsidiary, Seafield shall remain responsible for its representations herein contained.

     9. Notices. All notices, requests and other communications under this Agreement shall be made as provided in the Securities Purchase Agreement.

     10. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without giving effect to the principles of conflict of law.

     11.  Counterparts.   This Agreement may be executed in counterparts which
together shall constitute one and the same instrument.

     12. Entire Agreement. This Agreement, together with the Securities Purchase Agreement to the extent referred to or incorporated herein, constitutes the entire agreement between Response and Seafield relating to the subject matter hereof and there are no other terms of such agreement except those contained here and in the Securities Purchase Agreement. Nothing herein shall amend or otherwise modify or affect the terms and provisions of the Securities Purchase Agreement, as previously amended, all of which shall remain in full force and effect. This Agreement may not be modified or amended except in writing signed by both parties hereto.

     IN WITNESS WHEREOF, the parties have caused this Agreement of Payment and Satisfaction to be executed on their respective behalves on the date first above written.
                                             RESPONSE ONCOLOGY, INC.


                                             By: _______________________________
                                             Name: _____________________________
                                             Title: ____________________________


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                                             SEAFIELD CAPITAL CORPORATION


                                             By: _______________________________
                                             Name: _____________________________
                                             Title: ____________________________